UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2012 (February 29, 2012)

Lumos Networks Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35180	80-0697274
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2012, the Compensation Committee of the Board of Directors of Lumos Networks Corp. (the “Company”) took the following actions:

2011 Bonus Payments

After review of the Company’s consolidated financial results for 2011 and taking into consideration the Company’s targets for 2011 with respect to revenues and “Adjusted EBITDA” (defined as net income attributable to the Company before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the separation of the company from NTELOS Holdings Corp.), each individual’s performance and other considerations, approved incentive payments for the following named executive officers: Michael B. Moneymaker, President, $188,502; Harold L. Covert, Chief Financial Officer and Treasurer, $49,217; Mary McDermott, Senior Vice President, Legal and Regulatory Affairs and Secretary $84,535; and David J. Keller, Senior Vice President, Sales, Marketing and Customer Care, $43,812. (The Company’s Chief Executive Officer, James A. Hyde, does not receive compensation from the Company other than salary. Mr. Covert joined the Compay in September 2011. Mr. Keller also received quarterly sales incentives in 2011 in his capacity as leader of the Company’s sales organization.)

2012 Equity Award Grants

After considering a competitive market review of long-term incentives for its executive officers, approved stock option grants under the Company’s 2011 Equity and Cash Incentive Plan for the following named executive officers: Mr. Moneymaker, 79,618; Mr. Covert, 34,380; Ms. McDermott, 21,206; and Mr. Keller, 16,975. These stock options were issued with an exercise price of $12.80 per share, which represents the closing price of the Company’s stock on February 29, 2011, with 25% of each of the grants vesting on March 1, 2013, March 1, 2014, March 1, 2014, and March 1, 2015, respectively. The Compensation Committee also approved restricted stock award grants for the following named executive officers: Mr. Moneymaker, 25,701 shares; Mr. Covert, 11,098 shares; Ms. McDermott, 6,845 shares; and Mr. Keller, 5,480 shares. These restricted stock awards cliff vest on March 10, 2015.

2012 Team Incentive Plan

After considering a competitive market review of cash incentive payments as a percentage of base salary, approved the 2012 Team Incentive Plan for our named executive officers (the “2012 Plan”). The 2012 Plan establishes the performance measures for fiscal 2012 incentive payouts for the Company’s executive officers, including its President and its other named executive officers. For the named executive officers other than the President, the 2012 Plan establishes a target individual payout percentage ranging from 50% to 60% of eligible base salary. The President’s target individual payout percentage under the 2012 Plan is 100% of his eligible base salary.

The 2012 Plan incentive payouts are tied to the Company’s performance in 2012 in the areas of Revenues (60% weighting) and Adjusted EBITDA (as defined in the 2012 Plan) (40% weighting). The Revenue floor is approximately 90% attainment of goal with achievement below that level resulting in no payout for the component and the Revenue ceiling is approximately 110% attainment of goal resulting in 200% payout of the component. The Adjusted EBITDA floor is approximately 89% attainment of goal with achievement below that level resulting in no payout for the component and the Adjusted EBITDA ceiling is approximately 111% attainment of goal resulting in 200% payout of the component.

The 2012 Plan provides for an individual incentive award that is equal to the product of (i) the target percentage of the individual’s eligible base salary, (ii) an individual payout percentage up to a maximum percentage provided for in the 2012 Plan (as finally determined based on achievement of individual performance objectives) and (iii) the weighted company performance percentage, subject to a maximum incentive payout tied to the Company’s performance in 2012 in the areas of revenues and Adjusted EBITDA. The final incentive amounts paid, if any, shall be determined by the Compensation Committee based on the achievements of the Company performance measures and the individual performance factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2012

LUMOS NETWORKS CORP.

By:	/s/ Harold L. Covert
Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer

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